Exhibit 5.1

September 28, 2012

GT Advanced Technologies Inc.

20 Trafalgar Square

Nashua, New Hampshire 03063

Re:            GT Advanced Technologies Inc. Registration Statement on Form S-3 (Registration No. 333-184045).

Ladies and Gentlemen:

This opinion is furnished to you in connection with the issuance and sale of $220,000,000 aggregate principal amount of 3.00% Convertible Senior Notes due 2017 (the “Notes”), and the shares of common stock, par value $0.01 per share, of the Company which may be issued upon conversion of the Notes (the “Shares” and together with the Notes, the “Securities”).  The Securities have been offered and sold pursuant to the above-referenced registration statement (the “Registration Statement”), filed on September 24, 2012 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”).

The Notes are being issued under an Indenture dated September 28, 2012 (the “Base Indenture”), as supplemented by the Supplemental Indenture dated as of September 28, 2012 (the “Supplemental Indenture”, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

We have acted as counsel for the Company in connection with the offering of the Securities. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”).

In rendering the opinions set forth below, we have assumed that at the time of execution, authentication, issuance and delivery of the Notes that: (1) the Indenture is the valid and legally binding obligation of the Trustee; and (2) the Notes will have been duly authorized, executed and delivered by the Company.

Based upon the foregoing, we are of the opinion that:

1.               When the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Notes will be the valid and legally binding obligations of the Company, subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity.

2.               The Shares into which the Notes are convertible at the initial Conversion Rate set forth in the Indenture, when issued and delivered upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in any related prospectus or prospectus supplement under the caption “Validity of Notes.”  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes and Gray LLP

Ropes & Gray LLP